Exhibit 99.1

For additional information contact:
Richard S. DeRose
(703) 293-7901

For release:  November 12, 2014

Information Analysis Inc. Reports New Contracts in the Third Quarter

FAIRFAX, VIRGINIA – Information Analysis Inc. (IAIC:OTCBB) today reported results for its third fiscal quarter ended September 30, 2014.  Revenues were $1,357,000 compared to $3,218,000 reported in the third quarter 2013.  The information technology services company reported net income of $28,000, or $0.00 per share basic and diluted, compared to net income of $108,000 or $0.01 per share basic and diluted, in the third quarter 2013.

For the nine months ended September 30, 2014, IAI’s revenues were $3,561,000 compared to revenues of $5,653,000 for the same period in 2013.  The Company reported a net loss of $231,000 or ($0.02) per share basic and diluted, compared to a net loss of $80,000, or $ (0.01) per share basic and diluted, reported for the comparable 2013 period.

“The company has been aggressively pursuing new business opportunities through the bidding process for prime contracts and teaming with our partners.  During the third quarter of this year the company was profitable, and in addition, was awarded a number of larger contracts.  If the government elects to exercise all option periods in these contracts, the total value could reach in excess of $16 million in new business.  These contracts are expected to improve our profitability going forward in the fourth quarter and over the next year,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI.

“We continue to pursue merger and acquisition opportunities.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company.  The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results.  Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements.  Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2013 and in other filings with the Securities and Exchange Commission.

Information Analysis Incorporated
Statements of Operations

	Three months ended September 30,
(in thousands, except per share data; unaudited)	2014	2013
Revenue:
Professional fees	$944	$1,017
Software sales	413	2,201
Total revenue	1,357	3,218
Cost of goods sold and services provided:
Cost of professional fees	521	510
Cost of software sales	232	1,952
Total cost of sales	753	2,462
Gross margin	604	756
Selling, general and administrative expense	578	650
Income from operations	26	106
Other income, net	2	2
Income before income taxes	28	108
Provision for income taxes	--	--
Net income	28	108

Earnings per common share:
Basic	$0.00	$0.01
Diluted	$0.00	$0.01

Shares used in calculating earnings per share:
Basic	11,201,760	11,201,760
Diluted	11,347,107	11,211,501

Information Analysis Incorporated
Statements of Operations

	Nine months ended September 30,
(in thousands, except per share data; unaudited)	2014	2013
Revenue:
Professional fees	$2,608	$3,097
Software sales	953	2,556
Total revenue	3,561	5,653
Cost of goods sold and services provided:
Cost of professional fees	1,498	1,724
Cost of software sales	687	2,257
Total cost of sales	2,185	3,981
Gross margin	1,376	1,672
Selling, general and administrative expense	1,615	1,758
Income from operations	(239)	(86)
Other income, net	8	6
Income before income taxes	(231)	(80)
Provision for income taxes	--	--
Net income	(231)	(80)

Earnings per common share:
Basic	$(0.02)	$(0.01)
Diluted	$(0.02)	$(0.01)

Shares used in calculating earnings per share:
Basic	11,201,760	11,201,760
Diluted	11,201,760	11,201,760

Information Analysis Incorporated
Balance Sheets

	As of	As of
	September 30, 2014	December 31, 2013
(in thousands)	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,067	$2,360
Accounts receivable, net	862	1,438
Prepaid expenses	285	535
Note receivable	4	6
Total current assets	3,218	4,339

Fixed assets, net	50	53
Note receivable	6	8
Other assets	6	6
Total assets	$3,280	$4,406

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$93	$612
Deferred revenues	260	503
Commissions payable	770	903
Accrued payroll and related liabilities	220	221
Other accrued liabilities	50	61
Total current liabilities	1,393	2,300

Common stock, par value $0.01, 30,000,000 shares authorized;
12,844,376 shares issued, 11,196,760 outstanding as of
September 30, 2014 and December 31, 2013	128	128
Additional paid in capital	14,612	14,600
Accumulated deficit	(11,923)	(11,692)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)
Total stockholders' equity	1,887	2,106
Total liabilities and stockholders' equity	$3,280	$4,406